Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Marriott International, Inc., dated February 15, 2022, of our report dated June 21, 2021, with respect to the statements of net assets available for benefits of the Marriott Retirement Savings Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of Marriott Retirement Savings Plan.

/s/ Mayer Hoffman McCann P.C.
Phoenix, Arizona
February 15, 2022